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Exhibit 99

TWEETER HOME ENTERTAINMENT GROUP ANNOUNCES AN AGREEMENT TO ACQUIRE DOW STEREO/VIDEO, INC. IN SAN DIEGO, CALIFORNIA


CANTON, Mass. - May 18, 1999 - Tweeter Home Entertainment Group, Inc., announced today that the company has reached an agreement in principle to acquire DOW Stereo/Video, Inc., located in San Diego, California. DOW is a nine-store specialty consumer electronics retailer with sales of approximately $38 million, and has been in business in the San Diego market for over 30 years. The transaction is expected to be completed on or about July 1, 1999. Tweeter will pay approximately $5.5 million dollars for the company excluding acquisition costs and has the option of paying approximately $500 thousand of the purchase price in Tweeter common stock issued under its shelf registration filed on April 13, 1999.

Jeffrey Stone, Tweeter's President and Chief Operating officer said, "The DOW acquisition is another important step in Tweeter's growth. Industry leaders recognize DOW as a top specialty consumer electronics retailer and a major player in the introduction of new consumer electronics technologies to the American public. Building on DOW's base of nine stores and retail sales of approximately $38 million, Tweeter expects to aggressively grow DOW's presence in the San Diego and southern California markets over the next several years. We feel that DOW is currently under-stored in southern California and we intend to add stores and enhance their market position by moving their product selection to a more upscale mix in accordance with our company's overall strategy."

The DOW Stereo transaction will be the second acquisition for Tweeter Home Entertainment Group in 1999. Tweeter closed on the acquisition of Home Entertainment, Inc. of Texas on February 1, 1999. Home Entertainment is a seven-store chain serving the Houston and Dallas markets, and reported retail revenue of approximately $25 million for the year ended June 30, 1998.

Stone added that, "We also expect to open up to 24 new stores between now and the end of fiscal 2000 and relocate seven existing stores, most of the relocations from the mid-Atlantic marketplace. This will allow us even greater leverage in those markets where we already have a solid presence. With the addition of the nine DOW stores, we will cut our new store plan for fiscal 1999 to seven stores, from the previously announced eleven stores."

According to Joe McGuire, Tweeter's CFO, "We expect this acquisition to have little impact to earnings per share for fiscal 1999. For fiscal 2000, our earnings per share expectations are that DOW will add $.04 to the first quarter, $.01 to the second, nothing for the third, and $.02 to the fourth. Our revenue projections are $6.8 million for the remainder of fiscal 1999. For fiscal 2000, our revenue expectations for DOW are $9.8 million for the first quarter, $6.9 million for the second quarter, $7.9 million for the third quarter, and $8.1 million for the fourth quarter. After the first year, we will look to grow this contribution as we further develop the southern California market where DOW currently operates."



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The agreement in principle to acquire DOW Stereo/Video, Inc. is subject to various terms and conditions, which must be fulfilled to Tweeter's satisfaction prior to closing.

Tweeter has led the consumer electronics industry in sales growth in each of the last two years through strong comp store performance, acquisitions and building additional stores in those acquired markets. Industry leading profits were also attained in 1998. Tweeter Home Entertainment Group, Inc. was founded in 1972 by current Chairman and Chief Executive Officer Sandy Bloomberg. Based in Canton, Massachusetts, the company is a specialty retailer of mid- to high-end audio and video consumer electronics products. The company's 1998 revenues were $232.3 million. Tweeter has won numerous awards. It was named "Consumer Electronics Retailer of the Year" for both 1996 and 1997 by Audio-Video International, the country's leading consumer electronics industry trade publication. The company employs approximately 1,200 associates. It operates 62 stores under the Tweeter, Bryn Mawr, HiFi Buys and Home Entertainment names in the New England, Mid-Atlantic, Southeastern and Texas Markets, respectively.

To arrange an interview with a senior executive at Tweeter, contact Anne-Marie Boucher at 781 830 3478, fax 781 830 3223 or email at amboucher@bmsv.com. Further information on Tweeter Home Entertainment Group can also be found on the company's web site at www.twtr.com.

Certain statements contained in this press release, including, without limitation, statements containing the words "expects," "anticipates," "believes," and words of similar import, constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The financial and other projections included in this press release concerning DOW's results following the planned acquisitions are based on various assumptions, including that Tweeter will complete the acquisition as currently contemplated. It is possible that Tweeter's acquisition of DOW will not be completed as currently planned. Further, these projections involve future operations and revenues and are therefore speculative. While Tweeter's management believes that the projections are based on reasonable assumptions concerning DOW's operations and revenues following the completion of the planned acquisition, such operations and revenues may differ significantly from management's current expectations. These forward looking statements and projections are subject to various risks and uncertainties, including those related to Company growth and acquisitions, dependence on key personnel, the need for additional financing, competition and seasonal fluctuations, and those referred to in the Company's Registration Statement on Form S-1 (SEC file number 333-70543), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward looking statements and financial projections.